Exhibit 99.1

Rovi Corporation 2830 De La Cruz Blvd. Santa Clara, CA 95050 (408) 562-8400 Main (408) 567-1800 Fax

Rovi Corporation to Offer $400 Million Convertible Senior Notes due 2040

Santa Clara, Calif.—March 10, 2010—Rovi Corporation (NASDAQ: ROVI) announced today that it proposes to offer $400 million aggregate principal amount of convertible senior notes, subject to market conditions and other factors. The notes would be due in 2040 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes would first become redeemable by the Company, and can be put to the Company by holders thereof, on February 20, 2015. The Company also intends to grant to the initial purchasers of the notes an option to purchase up to an additional $60 million aggregate principal amount of notes solely to cover over-allotments.

The notes will be unsecured, unsubordinated obligations of Rovi Corporation, and interest will be payable semi-annually. The notes will be convertible, subject to certain conditions, into cash up to the principal amount of the notes and, with respect to any excess conversion value, into shares of the Company’s common stock. The interest rate, conversion rate, offering price and other terms are to be determined by negotiations between the Company and the initial purchasers.

Subject to the completion of the note offering, the Company will use (i) approximately $159.6 million of the net proceeds of the offering to pay down all outstanding amounts under its senior secured credit facility, (ii) up to $100 million of the net proceeds of the offering to repurchase shares of its common stock in negotiated transactions with institutional investors, through one or more of the initial purchasers as its agent, and (iii) up to $75 million of the net proceeds of the offering to repurchase a portion of its outstanding 2.625% convertible senior notes due 2011 in negotiated transactions with institutional investors, through one or more of the initial purchasers as its agent, in each case, concurrently with the offering. In connection with any repurchases of the 2011 notes, the Company may also repurchase a portion of the warrants issued, and unwind a corresponding portion of the call option purchased, in connection with the issuance of the 2011 notes. The Company expects to use any remaining net proceeds for future repayment of its 2.625% convertible senior notes due in 2011, for possible future stock repurchases, for general corporate purposes including capital expenditures, and for working capital.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not the Company will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering, and the anticipated use of the proceeds of the offering. The Company does not undertake any obligation, except as required by law, to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Rovi Corporation’s common stock into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.